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Exhibit 10.19

CONSULTING AND OFFICE SERVICES AGREEMENT

(UTAH OFFICE)

        THIS CONSULTING AND OFFICE SERVICES AGREEMENT (this "Agreement") is dated as of January 30, 2004, by and between KAUSAY HOLDINGS, LLC, a California limited liability company ("Kausay"), and PRICE LEGACY CORPORATION, a Maryland corporation ("Owner"), with reference to the following facts:

RECITALS

        WHEREAS, Owner is a real estate investment trust which has an acquisitions and dispositions office located in Bountiful, Utah ("Utah Office");

        WHEREAS, effective February 1, 2004, Kausay desires to hire certain individuals, including Mr. Mark Burton, Mr. John Langford, Mr. Steve Farnsworth, Mr. Bryan Anderson and Ms. Lynnette Gonnuscio ("Individuals") currently employed by Owner at the Utah Office who have knowledge pertaining to the acquisition and disposition of real estate; and

        WHEREAS, effective February 1, 2004, provided that (i) the Individuals have resigned from Owner and (ii) Kausay has hired the Individuals from the Utah Office, Owner desires to engage Kausay to provide various acquisition and disposition services to Owner and to furnish related due diligence and other real estate services as may be specified by Owner from time-to-time, all subject to and in accordance with the terms and conditions of this Agreement.

AGREEMENT

        NOW, THEREFORE, for good and valuable consideration and based on the mutual promises and covenants set forth herein, the undersigned parties hereby agree as follows:

        1.    Engagement of Services/Term.    During the Consulting Period, as hereafter defined, Owner hereby engages Kausay for, and Kausay hereby agrees to perform, the Consulting Services (as hereafter defined) subject to and in accordance with the terms and conditions of this Agreement. The term of this Agreement shall commence as of February 1, 2004, and shall continue for a period of one year until February 1, 2005 (the "Consulting Period").    Thereafter, this Agreement shall continue from month-to-month until terminated by either party upon thirty (30) days' written notice to the other party.

        2.    Duties of Kausay.

          (a)   Kausay will provide to Owner certain Consulting Services as Owner may request from time-to-time in writing, so that Owner may continue to have the benefit of Kausay's experience and knowledge with respect to acquisitions and dispositions of real estate. The nature of the Consulting Services will include those services which were typically provided for Owner in the past by the Individuals in the Utah Office including, without limitation, assisting Owner with performance of Owner's obligations under Section 9 of that certain Option Agreement and Escrow Instructions dated June 29, 2001 with respect to the Greensburg, Indiana, property. For purposes of performing the Consulting Services, Kausay employees, including Individuals in the Utah Office, will be available for advice and counsel to the officers and employees of Owner at all reasonable times, by telephone, by letter or in person. It is understood and agreed that Mr. Mark Burton's direct involvement in the Consulting Services is the primary consideration for Owner in entering into this Agreement.

          (b)   Kausay shall facilitate all due diligence services regarding the acquisition and disposition of real estate identified by Owner.

          (c)   In its capacity as a consultant to Owner, Kausay shall have no managerial or contracting authority with respect to the operations of Owner, except as expressly authorized in writing by Owner, nor shall Kausay be or represent itself to be an agent or employee of Owner with authority to in any way bind Owner.

          (d)   All Consulting Services rendered by Kausay pursuant to this Agreement shall be performed with due and reasonable diligence consistent with sound professional practice, and shall be of a quality reasonably acceptable to Owner.

          (e)   Owner shall have the right to direct Kausay to proceed with or terminate selected services from time to time and otherwise have the right to vary or rescind any interim directions from time to time, by delivering written notice to Kausay.

        3.    Kausay as Independent Contractor.    Kausay recognizes that it is engaged as an independent contractor. Kausay acknowledges that Owner has no responsibility to provide Kausay with insurance or any other fringe benefits normally associated with employee status.

        4.    Compensation

          (a)   During the Consulting Period, Kausay shall be entitled to receive from Owner $16,666.66/per month ($200,000 per year) for general consulting and office services (the "Consulting Fee").

          (b)   During the Consulting Period, Kausay shall receive additional compensation in the form of acquisition and disposition fees, as follows:

      (1)
      Disposition fee of 1% of gross sales proceeds upon the sale of Owner's property in Anaheim, California; provided, however, the foregoing disposition fee shall not be paid in the event the purchaser is Kausay or a joint venture entity comprised of Kausay and Rawson, Blum and Leon ("RBL"), or assigns.

      (2)
      Disposition fee of 1 1/2% gross sales proceeds upon the sale of Owner's property in Farmington, UT; Tucson, AZ and/or Fountain Valley, CA.

      (3)
      Disposition fee of 1/2% of gross sales proceeds upon the sale of Owner's property known as Phoenix One North First to the buyer with whom the property is currently under contract; if the property is sold to a third party not affiliated with such buyer, the disposition fee will be 1 1/2% of gross sales proceeds.

      (4)
      Disposition fee of 1/2% upon the sale of Owner's property in Hampton, Virginia, to the buyer with whom the property is currently under contract; if the property is sold to a third party not affiliated with such buyer, the disposition fee will be 1 1/2% of gross sales proceeds.

      (5)
      Acquisition fee of 1% of purchase price on any property Owner may acquire with a price in excess of $20,000,000, provided Kausay has provided Consulting Services for such acquisition.

      (6)
      Acquisition fee of 1 1/2% of purchase price on any property Owner may acquire with a price of $20,000,000 or less, provided Kausay has provided Consulting Services for such acquisition.

          Notwithstanding the foregoing, there shall be no disposition fee paid on a sale to Kausay or to an entity in which Kausay owns a 50% or greater interest.

        5.    Costs and Expenses Development Budget.    Owner shall pay directly for all third party title, survey, environmental and other out-of-pocket costs and expenses incurred, if any, in connection with the performance of Kausay's duties hereunder. Owner shall reimburse Kausay's out-of-pocket costs and expenses as set forth on Exhibit A attached hereto and incorporated herein. Kausay shall negotiate all third party consultants' contracts for execution by Owner; provided, however, that Owner shall have the right to pre-approve the third parties selected by Kausay as well as cost estimates for any such contract.

        6.    Cooperation.    Should any claims, demands, suits or other legal proceedings be made or instituted by any person against Owner, which shall arise out of any of the matters relating to this Agreement, Kausay shall give Owner all pertinent information and reasonable assistance in the defense or other disposition thereof, without additional charge to Owner.

        7.    February 2004 Bonuses.    Owner shall pay to Individuals Mr. John Langford, Mr. Steve Farnsworth, Mr. Bryan Anderson and Ms. Lynnette Gonnuscio bonuses for work they performed for Owner in 2003, which bonuses shall be capped at $41,320 in the aggregate. However, Owner shall not be obligated to pay a bonus to Mr. Mark Burton for work performed in 2003. Instead, as consideration therefore, Owner shall execute separation documents with Mr. Burton substantially similar to those recently executed between Owner and Mr. James Nakagawa.

        8.    Lease Assignment and Equipment.    Effective February 1, 2004, Owner shall assign to Kausay its lease for the office space located at 801 North 500 West, #201, Bountiful, Utah with the consent of the landlord under such lease. Further, as consideration for assuming the liability of the office lease, effective February 1, 2004, Owner shall transfer to Kausay all furniture, computers and customary office equipment currently in the Utah Office which is owned by Owner; should any such furniture or equipment be leased, Owner will assign such leases to Kausay (to the extent possible) and Kausay shall accept such assignment.

        9.    Termination.

          (a)   Owner may terminate this Agreement for good cause, upon twenty-four (24) hours notice in writing. Upon such termination, all payments hereunder shall cease, other than payments which had accrued prior to the termination date, and no further acquisition or disposition fees as set forth in Section 4(b) shall be paid to Kausay. In the event this Agreement is terminated by Owner pursuant to this Section 9(a) without good cause, Owner shall pay to Kausay an amount equal to the unpaid portion of the annual Consulting Fee set forth in Section 4(a) herein, together with any acquisition or disposition fees earned to date.

          (b)   For purposes of this Section 9, Owner may terminate this Agreement for "good cause" under one or more of the following events after 24 hours written notice:

      (i)
      Material failure of Kausay to comply with the obligations of this Agreement.

      (ii)
      Kausay's willful misconduct that is materially economically injurious to Owner.

      (iii)
      Mr. Mark Burton shall no longer be affiliated with Kausay and/or is no longer involved day-to-day in the performance of the Consulting Services.

          (c)   For purposes of this Section 9, Kausay may terminate this Agreement for "good cause" under one or more of the following events after twenty-four (24) hours written notice:

      (i)
      Material failure of Owner to comply with the obligations of this Agreement.

      (ii)
      Willful misconduct by Owner that is materially economically injurious to Kausay.

      (iii)
      Owner's failure to timely pay Consulting Fees as set forth in the Agreement.

        10.    Notices.    All notices, approvals, covenants, requests and demands upon the respective parties hereto shall be in writing and shall be deemed to have been given or made at the earlier of actual delivery date, or three days after deposit in the mail, postage pre-paid, certified or registered mail, return receipt requested, or twenty-four (24) hours after the time of dispatch if sent by facsimile or overnight delivery service, addressed as follows:

To Owner:	Price Legacy Corporation Jack McGrory 17140 Bernardo Center Drive, Suite 300 San Diego, CA 92128 (858) 675-9400
To Kausay:	Kausay Holdings, LLC Gary B. Sabin 17140 Bernardo Center Drive, Suite 310 San Diego, CA 92128 (858) 613-1800

or to such other address as may be furnished in writing for such purposes as Kausay or Owner shall specify in writing from time to time.

        11.    Entire Agreement.    This Agreement contains the entire agreement between Owner and Kausay with respect to the subject matter hereof, and no oral statements or prior written matter not specifically incorporated in this Agreement shall be of any force and effect. No variation, modification or changes to this Agreement shall be binding on either party unless set forth in a document executed by both of the parties or their duly authorized agents, officers or representatives.

        12.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California, and proper venue shall be in the state and/or federal courts of San Diego County, California.

        13.    Arbitration.    The parties agree to arbitrate any dispute which may arise to recover damages for breach of any of the provisions of this Agreement. The prevailing party in such action or proceeding shall be entitled to recover reasonable attorneys' fees and costs.

        14.    Indemnification.

          (a)   Owner agrees to hold harmless, defend, protect and indemnify Kausay from any and all claims, demands and causes of action instituted by any third party subsequent to the date of this Agreement, and from any liability, costs, fees and expenses, including the payment of reasonable attorneys' fees, resulting therefrom, arising out of or connected with: (i) a default in the performance by Owner of any of the covenants, duties or obligations to be performed by Owner under this Agreement; (ii) the failure of Owner to timely pay to any professionals and/or contractors any sums due for services performed or materials provided subsequent to the date of this Agreement; (iii) the performance by Kausay of any acts within the scope or authority granted to Kausay under this Agreement, except to the extent such acts were intentional misconduct on the part of Kausay or were performed by Kausay in a negligent, grossly negligent or fraudulent manner; or (iv) to the extent Owner provides Kausay with any Owner information which Owner knows, or has reason to know, is false or misleading in any material respect.

          (b)   Kausay agrees to hold harmless, defend, protect and indemnify Owner from any and all claims, demands and causes of action instituted by any third party subsequent to the date of this Agreement, and from any liability, costs, fees and expenses, including payment of reasonable attorneys' fees, resulting therefrom, arising out of or in connected with: (i) a default in the performance by Kausay of any of the covenants, duties or obligations to be performed by Kausay under this Agreement including, without limitation, the consulting services; (ii) the performance by Kausay of any acts outside the scope or authority granted to Kausay under this Agreement; or

  (iii) any negligence, gross negligence, fraud or intentional misconduct on the part of Kausay in connection with the performance, or any attempted performance, by Kausay of the consulting services.

        15.    Confidentiality.    Owner may furnish to Kausay certain non-public information in connection with the Consulting Services which Kausay may reasonably request in order to render the Consulting Services effectively. Kausay will hold in strict confidence all such information as well as any other non-public information with respect to Owner to which Kausay has or gains access in the course of performing the Consulting Services. Kausay and Owner agree that any breach or failure on the part of Kausay to observe and comply with the foregoing covenant shall result in substantial damages to Owner and that those damages are or will be impossible or impracticable to measure. Accordingly, if Kausay discloses information in violation of this Agreement, Kausay shall, as liquidated damages, pay to Owner immediately upon demand an amount equal to the fees received by Kausay under this Agreement.

        IN WITNESS WHEREOF, this Agreement is executed as of the date first above set forth.

"Owner"
PRICE LEGACY CORPORATION, a Maryland corporation
	By	/s/ JACK MCGRORY
	Its	CEO
"Kausay"
Kausay Holdings, LLC a California limited liability company
	By	/s/ GARY SABIN
	Its	Chairman
Approved as to Paragraph 7:
/s/ MARK BURTON Mark Burton

EXHIBIT A
Reimbursable Expenses

1.
Out-of-Pocket Expenses.

  Kausay shall be reimbursed for all reasonable and actual (without mark-up) out-of-pocket expenses directly associated with Kausay's performance of the Consulting Services, including but not limited to:

  a.
  Courier;

  b.
  Reproduction (not to exceed $.10 per copy excluding color copies, surveys or other copies larger than letter or legal sized paper);

  c.
  $.30 per mile for legitimate automobile travel, in attending meetings and/or appointments;

  d.
  $500 long distance allowance for legitimate telephone phone expenses.

  Such out-of-pocket expenses shall not exceed $1500 per month without Owner's prior written approval.

2.
Travel Expenses

  Kausay shall be reimbursed for all reasonable out-of-town travel expenses (without mark-up) directly associated with Kausay's performance of the Consulting Services, including, but not limited to:

  a.
  Airfare (coach class, only);

  b.
  Ground transportation;

  c.
  Hotel (business class);

  d.
  Meals.

  Such out-of-town travel expenses shall not exceed $1500 in the aggregate per trip, without Owner's prior written approval.

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CONSULTING AND OFFICE SERVICES AGREEMENT (UTAH OFFICE)